Exhibit 99.1

ITW Delivers $1.81 Earnings per Share
Reaffirms FY 2019 EPS Guidance of $7.90 to $8.20

GLENVIEW, IL., April 25, 2019 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first-quarter 2019 results including earnings per share (EPS) of $1.81 compared to $1.90 in the first quarter of 2018. As expected, unfavorable foreign currency translation impact, higher restructuring costs and a higher effective tax rate reduced EPS by a combined $0.16 year-over-year.

“ITW had a solid start to 2019. We expanded operating margin to 24.3 percent, excluding the impact from accelerated restructuring, as enterprise initiatives contributed 100 basis points and price/cost was more favorable than expected. We grew Free Cash Flow 21 percent, with conversion of 90 percent, well above our seasonal average. After a slow start in January, sales trends improved across the board as the quarter progressed,” said E. Scott Santi, Chairman and Chief Executive Officer. “Looking ahead, our view that continued contributions from enterprise initiatives, improving price/cost dynamics, restructuring benefits, more favorable sales and foreign currency comparisons, and stabilizing auto production in Europe and China will all contribute to a stronger operating environment in the back half of the year is unchanged. As a result, we remain firmly on track to deliver on our full year EPS guidance. As the ITW team continues to execute on our ‘Finish the Job’ agenda, I am confident that we will continue to deliver differentiated financial performance in 2019 and beyond.”

Revenue of $3.6 billion was down five percent, with an unfavorable foreign currency translation impact of 3.4 percent and organic revenue down 1.5 percent. Excluding the impact of one less shipping day in the quarter, organic revenue was flat. Organic revenue growth by segment was as follows: Welding grew three percent, Food Equipment grew two percent; Test & Measurement/Electronics, Polymers & Fluids and Construction Products were down one percent, Specialty Products down two percent, and Automotive OEM down six percent. As expected, the company’s ongoing Product Line Simplification (PLS) activities reduced organic revenue growth by 70 basis points.

Operating margin was 23.6 percent, as compared to 24.1 percent in the prior year. Excluding 70 basis points of unfavorable margin impact due to higher restructuring expenses, operating margin improved 20 basis points to 24.3 percent. Strong execution on enterprise initiatives contributed 100 basis points of margin improvement and price/cost diluted margin by 10 basis points. Free Cash Flow increased 21 percent to $539 million, with 90 percent conversion, and the company repurchased $375 million of its own shares. After-tax return on invested capital was 27.7 percent.

2019 Guidance
The company is reaffirming its full-year EPS guidance of $7.90 to $8.20 per share, which represents four to eight percent growth year over year. Factoring in the slower start to the year, organic revenue growth is expected to be in the range of 0.5 to 2.5 percent. The company expects full-year operating margin to improve by approximately 100 basis points with enterprise initiatives contributing 100 basis points. Free cash flow is expected to be above 100 percent of net income, and the company is on pace to repurchase approximately $1.5 billion of its shares in 2019. The effective tax rate is expected to be 24.5 to 25.5 percent.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted earnings per share, foreign exchange rates, total and organic revenue growth, operating margin, economic and regulatory conditions in various geographic regions, price/cost impact, restructuring expenses, free cash flow, effective tax rate, after-tax return on invested capital, and timing and amount of share repurchases. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2018.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.8 billion in 2018. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has approximately

48,000 dedicated colleagues in operations around the world who thrive in the company’s unique, decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2019	2018
Operating Revenue	$3,552	$3,744
Cost of revenue	2,059	2,181
Selling, administrative, and research and development expenses	611	612
Amortization and impairment of intangible assets	43	48
Operating Income	839	903
Interest expense	(63)	(66)
Other income (expense)	14	12
Income Before Taxes	790	849
Income Taxes	193	197
Net Income	$597	$652

Net Income Per Share:
Basic	$1.82	$1.92
Diluted	$1.81	$1.90

Cash Dividends Per Share:
Paid	$1.00	$0.78
Declared	$1.00	$0.78

Shares of Common Stock Outstanding During the Period:
Average	327.3	340.2
Average assuming dilution	329.6	342.8

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and equivalents	$1,755	$1,504
Trade receivables	2,715	2,622
Inventories	1,346	1,318
Prepaid expenses and other current assets	259	334
Total current assets	6,075	5,778

Net plant and equipment	1,765	1,791
Goodwill	4,621	4,633
Intangible assets	1,044	1,084
Deferred income taxes	547	554
Other assets	1,274	1,030
	$15,326	$14,870

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$1,760	$1,351
Accounts payable	568	524
Accrued expenses	1,228	1,271
Cash dividends payable	326	328
Income taxes payable	79	68
Total current liabilities	3,961	3,542

Noncurrent Liabilities:
Long-term debt	5,981	6,029
Deferred income taxes	727	707
Noncurrent income taxes payable	495	495
Other liabilities	962	839
Total noncurrent liabilities	8,165	8,070

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,255	1,253
Retained earnings	21,488	21,217
Common stock held in treasury	(17,911)	(17,545)
Accumulated other comprehensive income (loss)	(1,642)	(1,677)
Noncontrolling interest	4	4
Total stockholders’ equity	3,200	3,258
	$15,326	$14,870

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2019
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$806	$167	20.6%
Food Equipment	518	129	24.9%
Test & Measurement and Electronics	524	126	24.1%
Welding	427	120	28.1%
Polymers & Fluids	416	89	21.3%
Construction Products	401	87	21.7%
Specialty Products	465	123	26.5%
Intersegment	(5)	—	—%
Total Segments	3,552	841	23.7%
Unallocated	—	(2)	—%
Total Company	$3,552	$839	23.6%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2019 vs. Q1 2018 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(6.4)%	1.7%	(0.5)%	2.8%	(0.8)%	(1.4)%	(1.5)%	(1.5)%
Acquisitions/Divestitures	—%	—%	—%	(0.5)%	(0.9)%	—%	—%	(0.2)%
Translation	(4.1)%	(3.4)%	(3.1)%	(1.3)%	(4.3)%	(4.9)%	(2.8)%	(3.4)%
Operating Revenue	(10.5)%	(1.7)%	(3.6)%	1.0%	(6.0)%	(6.3)%	(4.3)%	(5.1)%

Q1 2019 vs. Q1 2018 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(100) bps	40 bps	(10) bps	60 bps	(20) bps	(40) bps	(30) bps	(30) bps
Changes in Variable Margin & OH Costs	(60) bps	70 bps	100 bps	(30) bps	70 bps	60 bps	—	50 bps
Total Organic	(160) bps	110 bps	90 bps	30 bps	50 bps	20 bps	(30) bps	20 bps
Acquisitions/Divestitures	—	—	—	10 bps	10 bps	—	—	—
Restructuring/Other	(190) bps	(80) bps	(20) bps	—	(20) bps	(70) bps	10 bps	(70) bps
Total Operating Margin Change	(350) bps	30 bps	70 bps	40 bps	40 bps	(50) bps	(20) bps	(50) bps

Total Operating Margin % *	20.6%	24.9%	24.1%	28.1%	21.3%	21.7%	26.5%	23.6%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	50 bps	70 bps	260 bps	30 bps	360 bps	40 bps	110 bps	130 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.10) on GAAP earnings per share for the first quarter of 2019.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2019	2018
Operating income	$839	$903
Tax rate	24.4%	24.8%
Income taxes	(205)	(224)
Operating income after taxes	$634	$679

Invested capital:
Trade receivables	$2,715	$2,874
Inventories	1,346	1,335
Net plant and equipment	1,765	1,829
Goodwill and intangible assets	5,665	6,021
Accounts payable and accrued expenses	(1,796)	(1,905)
Other, net	(509)	(382)
Total invested capital	$9,186	$9,772

Average invested capital	$9,160	$9,797
Adjusted return on average invested capital	27.7%	27.7%

A reconciliation of the first quarter 2018 effective tax rate excluding the first quarter discrete tax benefit related to foreign tax credits is as follows:

	Three Months Ended
	March 31, 2018
Dollars in millions	Income Taxes	Tax Rate
As reported	$197	23.2%
Discrete tax benefit	14	1.6%
As adjusted	$211	24.8%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

In millions	Twelve Months Ended December 31, 2018
Operating income	$3,584
Tax rate	24.9%
Income taxes	(893)
Operating income after taxes	$2,691

Invested capital:
Trade receivables	$2,622
Inventories	1,318
Net plant and equipment	1,791
Goodwill and intangible assets	5,717
Accounts payable and accrued expenses	(1,795)
Other, net	(519)
Total invested capital	$9,134

Average invested capital	$9,533
Adjusted return on average invested capital	28.2%

A reconciliation of the full year 2018 effective tax rate excluding the third quarter net discrete tax benefit is as follows:

	Twelve Months Ended
	December 31, 2018
In millions	Income Taxes	Tax Rate
As reported	$831	24.5%
Net discrete tax benefit	15	0.4%
As adjusted	$846	24.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

FREE CASH FLOW (UNAUDITED)

	Three Months Ended
	March 31,
In millions	2019	2018
Net cash provided by operating activities	$616	$538
Less: Additions to plant and equipment	(77)	(94)
Free cash flow	$539	$444

Net income	$597	$652
Free cash flow to net income conversion rate	90%	68%